Exhibit 99.1
Liberty Latin America Reports Q2 & H1 2023 Results
Sequential financial and operational growth; Q2 reported revenue 2% higher
52,000 organic internet and postpaid mobile net adds in second quarter
Buyback acceleration in Q2; $132 million stock and convertible bond repurchases
Reconfirmed 2023 financial guidance
Denver, Colorado - August 8, 2023: Liberty Latin America Ltd. (“Liberty Latin America” or “LLA”) (NASDAQ: LILA and LILAK, OTC Link: LILAB) today announced its financial and operating results for the three months (“Q2”) and six months (“YTD” or “H1 2023”) ended June 30, 2023.
CEO Balan Nair commented, “Following a solid start to the year, we continued our momentum in the second quarter with sequential financial and operational growth and are well positioned to achieve our 2023 financial guidance.”
“Internet subscriber growth was led by C&W Caribbean and Panama, each generating more than 50% higher net additions year-over-year, as we continued to invest in Giga-Ready networks and create differentiated converged propositions. Postpaid mobile adds were driven by Costa Rica, where our business is the leading operator by overall market share, as well as continued growth in C&W Caribbean supported by the return of tourism in the region. Across fixed and mobile services, selective strategic price increases in several markets have landed well and will help underpin performance in the second half.”
“The group reported $1.1 billion in revenue, $140 million of operating income, and $445 million in Adjusted OIBDA in the second quarter. Operating income grew by $492 million, while a decline in reported Adjusted OIBDA was driven by the deconsolidation of VTR. Adjusted OIBDA was 4% higher on a rebased basis, year-over-year, as we continued to focus on efficiency and benefited from our structural operating leverage.”
“Capital allocation remains a key focus for us. Following the renewal of our buyback authorization earlier in the year, we accelerated activity in the second quarter, repurchasing $57 million of our equity and $74 million of convertible notes, close to three times our aggregate first quarter activity.”
“Looking ahead to the second half of the year, we remain confident that we will achieve our 2023 financial guidance targets supported by continued subscriber additions and organic financial momentum, synergies from integration activities, particularly in Panama, and our focus on operating cost and capex discipline.”

Q2 Business Highlights
•C&W Caribbean: continued organic subscriber additions and financial growth
◦23,000 internet and mobile postpaid organic adds
◦Reported and rebased Adj. OIBDA growth of 9% and 8%, respectively
•C&W Panama: synergies from prior year Claro Panamá acquisition drive strong growth
◦Reported and rebased revenue growth of 28% and 4%, respectively
◦Reported and rebased Adj. OIBDA growth of 33% and 42%, respectively
•Liberty Networks: solid performance
◦Reported and rebased revenue growth of 2% and 5%, respectively
◦Rebranded as “Liberty Networks”, focus on investing in infrastructure and enterprise solutions to meet our customers' digital and connectivity needs
•Liberty Puerto Rico: sequential mobile service revenue stable; Adj. OIBDA growth
◦RGU adds drive fixed revenue growth YoY, postpaid mobile subscribers stable
◦Migration to new mobile platform progressing
•Liberty Costa Rica: postpaid operational momentum and strong Adj. OIBDA growth
◦Prepaid to postpaid migration efforts drive postpaid adds
◦Adj. OIBDA up 41% and 10% on a reported and rebased basis, respectively

FY 2023 LLA Financial Guidance - Reconfirmed
•Adjusted OIBDA mid-to-high single digit rebased growth
•P&E additions as a percentage of revenue at ~16%
•Adjusted FCF of ~$300 million, before distributions to noncontrolling interests

Financial and Operating Highlights

Financial Highlights	Q2 2023	Q2 2022	YoY Growth / (Decline)	YoY Rebased Growth[1]	H1 2023	H1 2022	YoY Growth / (Decline)	YoY Rebased Growth[1]

(USD in millions)
Revenue	$1,123	$1,216	(8%)	—%	$2,227	$2,432	(8%)	1%
Revenue (excluding VTR)[2]	$1,123	$1,066	5%	—%	$2,227	$2,112	5%	1%
Operating income (loss)	$140	$(353)	N.M.		$253	$(168)	N.M.
Adjusted OIBDA[3]	$445	$461	(3%)	4%	$852	$897	(5%)	4%
Adjusted OIBDA[3] (excluding VTR)[2]	$445	$423	5%	4%	$852	$813	5%	4%
Property & equipment additions	$192	$192	—%		$337	$367	(8%)
As a percentage of revenue	17%	16%			15%	15%

Adjusted FCF before distributions to noncontrolling interest owners	$72	$75			$22	$19
Distributions to noncontrolling interest owners	$(41)	$(2)			$(41)	$(2)
Adjusted FCF[4]	$31	$73			$(19)	$17

Cash provided by operating activities	$226	$225			$288	$347
Cash used by investing activities	$(159)	$(154)			$(291)	$(343)
Cash provided (used) by financing activities	$(97)	$109			$(133)	$31
N.M. – Not Meaningful.

Operating Highlights[5]	Q2 2023	Q1 2023

Total customers	1,917,000	1,937,100
Organic customer additions (losses)	(8,900)	23,900
Fixed RGUs	3,874,200	3,853,500
Organic RGU additions	34,900	56,300
Organic internet additions	18,700	29,400
Mobile subscribers	8,011,500	8,027,700
Organic mobile losses	(8,000)	(16,000)
Organic postpaid additions	32,800	35,200

Revenue Highlights
The following table presents (i) revenue of each of our segments and corporate operations for the periods indicated and (ii) the percentage change from period-to-period on both a reported and rebased basis:

	Three months ended		Increase/(decrease)		Six months ended		Increase/(decrease)
	June 30,				June 30,
	2023	2022	%	Rebased %	2023	2022	%	Rebased %
	in millions, except % amounts

C&W Caribbean	$356.3	$355.6	—	—	$710.1	$710.4	—	—
C&W Panama	180.8	141.6	28	4	346.1	268.8	29	4
Liberty Networks	118.6	116.4	2	5	227.3	224.0	1	5
Liberty Puerto Rico	352.0	362.8	(3)	(3)	717.8	729.5	(2)	(2)
Liberty Costa Rica	135.2	108.0	25	(1)	264.4	215.4	23	1
VTR	—	150.0	N.M.	N.M.	—	320.8	N.M.	N.M.
Corporate	5.6	5.5	2	2	12.0	11.1	8	8
Eliminations	(25.8)	(23.7)	N.M.	N.M.	(51.2)	(47.6)	N.M.	N.M.
Total	1,122.7	1,216.2	(8)	—	$2,226.5	$2,432.4	(8)	1
Less: VTR	—	150.0			—	320.8
Total excluding VTR[2]	$1,122.7	$1,066.2	5	—	$2,226.5	$2,111.6	5	1
N.M. – Not Meaningful.
•Reported revenue declined by 8% for each of the three and six months ended June 30, 2023.
◦Reported revenue declined in Q2 and H1 2023 as (1) the additions of $35 million and $70 million, respectively, from the acquisition of América Móvil's Panama operations (Claro Panamá) on July 1, 2022, (2) net foreign exchange benefits of $25 million and $39 million, respectively, and (3) organic growth in Liberty Networks and C&W Panama, were more than offset by negative year-over-year impacts of $150 million and $321 million, respectively, related to VTR's deconsolidation following the formation of the Chile JV in October 2022.

Q2 2023 Revenue Growth – Segment Highlights
•C&W Caribbean: revenue was flat year-over-year on a reported and rebased basis.
◦Fixed residential revenue increased 1% on a reported and rebased basis. This was driven by growth in our average number of fixed subscribers, primarily in Jamaica where we added 41,000 RGUs over the past twelve months, and higher ARPU from our broadband and video services.
◦Mobile revenue was up 6% on a reported and rebased basis. The increase was primarily due to a higher average number of postpaid mobile subscribers, driven by our continued focus on fixed-mobile convergence propositions. We have also continued to see an increase in inbound roaming revenue as tourism has recovered in the region.
◦B2B revenue was 5% lower on both a reported and rebased basis. The discontinuation of a non-core transit services agreement at the beginning of 2023 at C&W Jamaica had a $10 million impact on revenue as compared to the prior year quarter. This translates to a 280 basis point and 760 basis point impact on C&W Caribbean's total revenue and B2B revenue growth rates, respectively and more than offset underlying B2B growth in the period.

•C&W Panama: revenue grew by 28% and 4% on a reported and rebased basis, respectively. Reported performance benefited from the inclusion of América Móvil's Panama operations in the quarter.
◦Fixed residential revenue was up 16% and 8% on a reported and rebased basis, respectively. Rebased growth was driven by RGU additions of 60,000 over the past twelve months, following investments in our networks, products and commercial activities.
◦Mobile revenue increased by 44% on a reported basis and declined 1% on a rebased basis. Subscription revenue was stable, however a reduction in interconnection revenue drove the year-over-year rebased decline.
◦B2B revenue grew by 17% and 7% on a reported and rebased basis, respectively. The year-over-year rebased performance was driven by increased revenue from government related projects and data services.
•Liberty Networks: revenue grew by 2% and 5% on a reported and rebased basis, respectively. Growth on a rebased basis was driven by higher wholesale network revenue associated with a significant customer that is recognized on a cash basis, and growth in enterprise-related connectivity and managed services.
•Liberty Puerto Rico: revenue was 3% lower on a reported and rebased basis.
◦Residential fixed revenue growth was driven by net subscriber additions totaling 33,000 over the past twelve months. The prior year period also included the negative impact of credits issued to customers as a result of power outages.
◦Residential mobile revenue was lower compared to the prior-year period. This was driven by: (1) lower ARPU from mobile services, due to a higher proportion of wearable devices, an increase in discounted plans and the impact of higher contract asset amortization following increases in handset sales and subsidy levels over the past twelve months, (2) lower roaming revenue, (3) reduced equipment sales in Q2 23 as subsidy levels were lowered, and (4) a decline in the average number of prepaid mobile subscribers.
▪Sequentially, subscription revenue and ARPU were stable with overall revenue lower primarily due to reduced handset sales following a reduction in our handset subsidy levels.
•Liberty Costa Rica: revenue grew by 25% on a reported basis and declined by 1% on a rebased basis. Reported performance benefited from a $26 million positive foreign exchange impact year-over-year, as the Costa Rican colon appreciated against the U.S. dollar. The year-over-year rebased performance was driven by lower fixed ARPU due to increased retention discounts and declines in higher ARPU plans. Mobile performance was flat compared to the prior-year period with continued commercial success migrating customers from prepaid to postpaid plans.
Operating Income (Loss)
•Operating income (loss) was $140 million and ($353 million) for the three months ended June 30, 2023 and 2022, respectively, and $253 million and ($168 million) for the six months ended June 30, 2023 and 2022, respectively.
◦The improvements from operating loss to operating income are primarily due to the net impact of: (i) lower impairment, restructuring and other operating items, net, mostly due to goodwill impairments recorded during the second quarter of 2022, (ii) higher depreciation and amortization and (iii) lower Adjusted OIBDA.

Adjusted OIBDA Highlights
The following table presents (i) Adjusted OIBDA of each of our reportable segments and our corporate category for the periods indicated and (ii) the percentage change from period-to-period on both a reported and rebased basis:

	Three months ended		Increase (decrease)		Six months ended		Increase (decrease)
	June 30,				June 30,
	2023	2022	%	Rebased %	2023	2022	%	Rebased %
	in millions, except % amounts

C&W Caribbean	$146.3	$134.5	9	8	$286.5	$264.4	8	8
C&W Panama	59.0	44.4	33	42	102.5	84.9	21	30
Liberty Networks	72.2	75.1	(4)	(2)	135.8	137.7	(1)	1
Liberty Puerto Rico	141.3	146.1	(3)	(3)	275.7	286.7	(4)	(4)
Liberty Costa Rica	50.1	35.6	41	10	95.3	65.8	45	18
VTR	—	37.9	N.M.	N.M.	—	84.4	N.M.	N.M.
Corporate	(23.6)	(12.8)	(84)	(81)	(44.0)	(26.6)	(65)	(62)
Total	$445.3	$460.8	(3)	4	$851.8	$897.3	(5)	4
Less: VTR	—	37.9			—	84.4
Total excluding VTR[2]	$445.3	$422.9	5	4	$851.8	$812.9	5	4

Operating income (loss) margin	12.4%	(29.0)%	11.3%	(6.9)%

Adjusted OIBDA margin	39.7%	37.9%	38.3%	36.9%

Adjusted OIBDA margin excl. VTR[2]	39.7%	39.7%	38.3%	38.5%

N.M. – Not Meaningful.
•Our reported Adjusted OIBDA for the three and six months ended June 30, 2023 declined by 3% and 5%, respectively, as compared to the corresponding prior-year periods.
◦Reported Adjusted OIBDA declined in Q2 and H1 2023 as organic growth in C&W Panama, C&W Caribbean and Liberty Costa Rica was more than offset by the deconsolidation of VTR.

Q2 2023 Adjusted OIBDA Growth – Segment Highlights
•C&W Caribbean: Adjusted OIBDA increased by 9% and 8% on a reported and rebased basis, respectively. Performance was driven by lower direct costs, including declines in programming expenses. Our Adjusted OIBDA margin improved by over 300 basis points year-over-year to 41%.
•C&W Panama: Adjusted OIBDA increased on a reported and rebased basis by 33% and 42%, respectively. Rebased growth was driven by the aforementioned revenue performance and value capture activities related to the Claro Panama acquisition.
•Liberty Networks: Adjusted OIBDA declined by 4% and 2% on a reported and rebased basis, respectively. Our rebased performance was driven by (i) higher staff costs, (ii) lower amounts of capitalizable costs associated with licenses due to the term and nature of service offerings, and (iii) higher software license costs; offsetting the aforementioned revenue growth in the quarter.
•Liberty Puerto Rico: Adjusted OIBDA declined by 3% on a reported and rebased basis. The performance was driven by the net impact of our aforementioned revenue decline, lower direct costs, primarily due to reduced subsidies, and higher other operating costs year-over-year, including higher integration costs.
•Liberty Costa Rica: Adjusted OIBDA grew by 41% and 10% on a reported and rebased basis, respectively. Rebased performance was driven by favorable foreign exchange movements on non-CRC denominated costs and execution of our integration plan.
Net Earnings (Loss) Attributable to Shareholders
•Net earnings (loss) attributable to shareholders was $38 million and ($475 million) for the three months ended June 30, 2023 and 2022, respectively, and ($12 million) and ($394 million) for the six months ended June 30, 2023 and 2022, respectively.

Property & Equipment Additions and Capital Expenditures
The table below highlights the categories of the property and equipment additions (P&E Additions) for the indicated periods and reconciles to cash paid for capital expenditures, net.

	Three months ended		Six months ended
	June 30,		June 30,
	2023	2022	2023	2022
	USD in millions

Customer Premises Equipment	$44.6	$58.5	$91.5	$141.3
New Build & Upgrade	34.6	38.9	62.6	69.0
Capacity	26.2	29.3	45.6	53.9
Baseline	69.3	50.3	108.7	75.3
Product & Enablers	17.7	14.7	28.7	27.6
Property & equipment additions	192.4	191.7	337.1	367.1
Assets acquired under capital-related vendor financing arrangements	(36.0)	(35.6)	(71.9)	(67.5)
Changes in current liabilities related to capital expenditures and other	2.6	(1.2)	7.9	19.5
Capital expenditures, net	$159.0	$154.9	$273.1	$319.1

Property & equipment additions as % of revenue	17.1%	15.8%	15.1%	15.1%

Property & Equipment Additions:
C&W Caribbean	$72.2	$48.9	$118.2	$92.9
C&W Panama	25.9	26.4	45.5	41.4
Liberty Networks	13.1	12.7	23.9	20.3
Liberty Puerto Rico	54.0	46.5	101.7	91.0
Liberty Costa Rica	17.6	15.3	30.3	25.2
VTR	—	35.0	—	79.7
Corporate	9.6	6.9	17.5	16.6
Property & equipment additions	$192.4	$191.7	$337.1	$367.1

Property & Equipment Additions as a Percentage of Revenue by Reportable Segment:
C&W Caribbean	20.3%	13.8%	16.6%	13.1%
C&W Panama	14.3%	18.6%	13.1%	15.4%
Liberty Networks	11.0%	10.9%	10.5%	9.1%
Liberty Puerto Rico	15.3%	12.8%	14.2%	12.5%
Liberty Costa Rica	13.0%	14.2%	11.5%	11.7%
VTR	N/A	23.3%	N/A	24.8%

New Build and Homes Upgraded by Reportable Segment[1]:
C&W Caribbean	39,200	36,900	83,400	68,200
C&W Panama	25,600	46,000	52,800	90,300
Liberty Puerto Rico	15,600	7,100	24,500	14,500
Liberty Costa Rica	13,400	11,000	23,000	24,700
VTR	—	51,600	—	116,600
Total	93,800	152,600	183,700	314,300
1.Table excludes Liberty Networks as that segment only provides B2B-related services.

Summary of Debt, Finance Lease Obligations and Cash and Cash Equivalents
The following table details the U.S. dollar equivalent balances of the outstanding principal amounts of our debt and finance lease obligations, and cash and cash equivalents at June 30, 2023:

	Debt	Finance lease obligations	Debt and finance lease obligations	Cash, cash equivalents and restricted cash related to debt
	in millions

Liberty Latin America[1]	$303.8	$—	$303.8	$109.9
C&W2	4,640.3	—	4,640.3	474.6
Liberty Puerto Rico[3]	2,633.4	5.5	2,638.9	21.5
Liberty Costa Rica	456.4	2.5	458.9	34.9
Total	$8,033.9	$8.0	$8,041.9	$640.9

Consolidated Leverage and Liquidity Information:			June 30, 2023	March 31, 2023

Consolidated debt and finance lease obligations to operating income ratio			15.8x	17.8x
Consolidated net debt and finance lease obligations to operating income ratio			14.5x	16.3x
Consolidated gross leverage ratio[4]			4.7x	4.9x
Consolidated net leverage ratio[4]			4.3x	4.5x
Weighted average debt tenor[5]			4.8 years	5.0 years
Fully-swapped borrowing costs			5.9%	5.9%
Unused borrowing capacity (in millions)[6]			$956.9	$957.3
1.Represents the amount held by Liberty Latin America on a standalone basis plus the aggregate amount held by subsidiaries of Liberty Latin America that are outside our borrowing groups.
2.Represents the C&W borrowing group, including the C&W Caribbean, Liberty Networks and C&W Panama reportable segments.
3.Cash amount includes restricted cash that serves as collateral against certain lines of credit associated with the funding received from the FCC to continue to expand and improve our fixed network in Puerto Rico.
4.Consolidated leverage ratios are non-GAAP measures. For additional information, including definitions of our consolidated leverage ratios and required reconciliations, see Non-GAAP Reconciliations below.
5.For purposes of calculating our weighted average tenor, total debt excludes vendor financing and finance lease obligations.
6.At June 30, 2023, the full amount of unused borrowing capacity under our subsidiaries' revolving credit facilities was available to be borrowed, both before and after completion of the June 30, 2023 compliance reporting requirements.

Quarterly Subscriber Variance

	Fixed and Mobile Subscriber Variance Table — June 30, 2023 vs March 31, 2023
	Homes Passed	Two-way Homes Passed	Fixed-line Customer Relationships	Video RGUs	Internet RGUs	Telephony RGUs	Total RGUs	Prepaid	Postpaid	Total Mobile Subscribers

C&W Caribbean:
Jamaica	3,700	3,800	4,300	(900)	5,800	5,800	10,700	(400)	8,300	7,900
The Bahamas	—	100	(200)	1,100	1,800	400	3,300	(300)	(100)	(400)
Trinidad and Tobago	—	—	(2,600)	(800)	(2,400)	(800)	(4,000)	—	—	—
Barbados	—	—	—	200	200	(400)	—	(4,200)	2,200	(2,000)
Other	(100)	(100)	1,700	(200)	1,100	(1,400)	(500)	(8,800)	5,800	(3,000)
Total C&W Caribbean	3,600	3,800	3,200	(600)	6,500	3,600	9,500	(13,700)	16,200	2,500
C&W Panama	10,100	10,100	5,800	2,400	7,700	6,400	16,500	(24,200)	1,500	(22,700)
Total C&W	13,700	13,900	9,000	1,800	14,200	10,000	26,000	(37,900)	17,700	(20,200)
Liberty Puerto Rico	900	900	(16,300)	(1,300)	5,800	2,300	6,800	(15,600)	(3,400)	(19,000)
Liberty Costa Rica	11,600	11,500	(1,600)	(3,200)	(1,300)	6,600	2,100	12,700	18,500	31,200
Total Organic Change	26,200	26,300	(8,900)	(2,700)	18,700	18,900	34,900	(40,800)	32,800	(8,000)

Q2 2023 Adjustments:
C&W Caribbean - Jamaica	—	—	—	—	—	—	—	(8,200)	—	(8,200)
C&W Caribbean - Other	7,800	7,800	—	—	—	—	—	—	—	—
Liberty Costa Rica	—	—	(11,200)	(10,900)	(2,100)	(1,200)	(14,200)	—	—	—
Total Q2 2023 Adjustments:	7,800	7,800	(11,200)	(10,900)	(2,100)	(1,200)	(14,200)	(8,200)	—	(8,200)

Net Adds (Losses)	34,000	34,100	(20,100)	(13,600)	16,600	17,700	20,700	(49,000)	32,800	(16,200)

ARPU per Customer Relationship
The following table provides ARPU per customer relationship for the indicated periods:

	Three months ended			FX-Neutral[1]
	June 30, 2023	March 31, 2023	% Change	% Change

Reportable Segment:
C&W Caribbean	$48.99	$48.55	1%	1%
C&W Panama	$37.64	$37.74	—%	—%
Liberty Puerto Rico	$76.40	$73.95	3%	3%
Liberty Costa Rica[2]	$47.09	$45.64	3%	(1%)
Cable & Wireless Borrowing Group	$46.32	$46.04	1%	1%
Mobile ARPU
The following table provides ARPU per mobile subscriber for the indicated periods:

	Three months ended			FX-Neutral[1]
	June 30, 2023	March 31, 2023	% Change	% Change

Reportable Segment:
C&W Caribbean	$14.02	$13.91	1%	1%
C&W Panama	$11.07	$10.68	4%	4%
Liberty Puerto Rico	$39.10	$38.90	1%	1%
Liberty Costa Rica[3]	$6.62	$6.42	3%	(1%)
Cable & Wireless Borrowing Group	$12.53	$12.25	2%	2%
1.The FX-Neutral change represents the percentage change on sequential basis adjusted for FX impacts and is calculated by adjusting the current-period figures to reflect translation at the foreign currency rates used to translate the sequential prior quarter amounts.
2.The ARPU per customer relationship amounts in Costa Rican colones for the three months ended June 30, 2023 and March 31, 2023 were CRC 25,451 and CRC 25,677, respectively.
3.The mobile ARPU amount in Costa Rican colones for the three months ended June 30, 2023 and March 31, 2023 were CRC 3,579 and CRC 3,609, respectively.

Forward-Looking Statements and Disclaimer
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding our strategies, priorities and objectives, performance, guidance and growth expectations for 2023; our digital strategy, product innovation and commercial plans and projects; subscriber growth; expectations on demand for connectivity in the region; our anticipated integration plans, synergies, opportunities and integration costs in Puerto Rico following the AT&T Acquisition, in Costa Rica following the acquisition of Telefónica's Costa Rica business and in Panama following the acquisition of América Móvil’s Panama operations; the strength of our balance sheet and tenor of our debt; our share repurchase program; and other information and statements that are not historical fact. These forward-looking statements involve certain risks and uncertainties that could cause actual results to differ materially from those expressed or implied by these statements. These risks and uncertainties include events that are outside of our control, such as hurricanes and other natural disasters, political or social events, and pandemics, such as COVID-19, the uncertainties surrounding such events, the ability and cost to restore networks in the markets impacted by hurricanes or generally to respond to any such events; the continued use by subscribers and potential subscribers of our services and their willingness to upgrade to our more advanced offerings; our ability to meet challenges from competition, to manage rapid technological change or to maintain or increase rates to our subscribers or to pass through increased costs to our subscribers; the effects of changes in laws or regulation; general economic factors; our ability to successfully acquire and integrate new businesses and realize anticipated efficiencies from acquired businesses; the availability of attractive programming for our video services and the costs associated with such programming; our ability to achieve forecasted financial and operating targets; the outcome of any pending or threatened litigation; the ability of our operating companies to access cash of their respective subsidiaries; the impact of our operating companies' future financial performance, or market conditions generally, on the availability, terms and deployment of capital; fluctuations in currency exchange and interest rates; the ability of suppliers and vendors to timely deliver quality products, equipment, software, services and access; our ability to adequately forecast and plan future network requirements including the costs and benefits associated with network expansions; and other factors detailed from time to time in our filings with the Securities and Exchange Commission, including our most recently filed Form 10-K and Form 10-Q. These forward-looking statements speak only as of the date of this press release. We expressly disclaim any obligation or undertaking to disseminate any updates or revisions to any forward-looking statement contained herein to reflect any change in our expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based.

About Liberty Latin America
Liberty Latin America is a leading communications company operating in over 20 countries across Latin America and the Caribbean under the consumer brands BTC, Flow, Liberty and Más Móvil, and through ClaroVTR, our joint venture in Chile. The communications and entertainment services that we offer to our residential and business customers in the region include digital video, broadband internet, telephony and mobile services. Our business products and services include enterprise-grade connectivity, data center, hosting and managed solutions, as well as information technology solutions with customers ranging from small and medium enterprises to international companies and governmental agencies. In addition, Liberty Latin America operates a subsea and terrestrial fiber optic cable network that connects approximately 40 markets in the region.

Liberty Latin America has three separate classes of common shares, which are traded on the NASDAQ Global Select Market under the symbols “LILA” (Class A) and “LILAK” (Class C), and on the OTC link under the symbol “LILAB” (Class B).

For more information, please visit www.lla.com or contact:

Investor Relations    Corporate Communications
Kunal Patel    ir@lla.com     Kim Larson    llacommunications@lla.com

Footnotes
1.Rebased growth rates are a non-GAAP measure. The indicated growth rates are rebased for the estimated impacts of (i) an acquisition, (ii) a disposition, (iii) the acquisition by our Liberty Costa Rica segment of the B2B Costa Rican operations within our Liberty Networks segment and (iv) FX. See Non-GAAP Reconciliations below.
2.We provide rebased revenue and Adjusted OIBDA growth rates, each a non-GAAP measure, for Liberty Latin America excluding VTR in light of the October 2022 deconsolidation of VTR that occurred in connection with the closing of our joint venture in Chile with América Móvil. See the tables below for the required non-GAAP reconciliations.
3.Consolidated Adjusted OIBDA is a non-GAAP measure. For the definition of Adjusted OIBDA and required reconciliations, see Non-GAAP Reconciliations below.
4.Adjusted Free Cash Flow (“Adjusted FCF”) is a non-GAAP measure. For the definition of Adjusted FCF and required reconciliations, see Non-GAAP Reconciliations below.
5.See Glossary for the definition of RGUs and mobile subscribers. Organic figures exclude RGUs and mobile subscribers of acquired entities at the date of acquisition and other non-organic adjustments, but include the impact of changes in RGUs and mobile subscribers from the date of acquisition. All subscriber / RGU additions or losses refer to net organic changes, unless otherwise noted.

Additional Information | Cable & Wireless Borrowing Group
The following tables reflect preliminary unaudited selected financial results, on a consolidated C&W basis, for the periods indicated, in accordance with U.S. GAAP.

	Three months ended
	June 30,		Change	Rebased change[1]
	2023	2022
	in millions, except % amounts

Revenue	$634.5	$594.1	7%	2%

Operating income (loss)	$54.2	$(462.4)	(112%)

Adjusted OIBDA	$277.7	$254.0	9%	11%

Property & equipment additions	$111.1	$87.9	26%

Operating income (loss) as a percentage of revenue	8.5%	(77.8)%

Adjusted OIBDA as a percentage of revenue	43.8%	42.8%

Proportionate Adjusted OIBDA	$234.8	$219.0

	Six months ended
	June 30,		Change	Rebased change[1]
	2023	2022
	in millions, except % amounts

Revenue	$1,241.7	$1,164.2	7%	2%

Operating income (loss)	$114.8	$(388.8)	(130%)

Adjusted OIBDA	$524.7	$487.0	8%	10%

Property & equipment additions	$187.6	$154.6	21%

Operating income (loss) as a percentage of revenue	9.2%	(33.4)%

Adjusted OIBDA as a percentage of revenue	42.3%	41.8%

Proportionate Adjusted OIBDA	$446.8	$419.2
1.    Indicated growth rates are rebased for the estimated impacts of an acquisition, FX and the acquisition by the Liberty Costa Rica borrowing group of the B2B Costa Rican operations within our C&W borrowing group.

The following table details the U.S. dollar equivalent of the nominal amount outstanding of C&W's third-party debt and cash and cash equivalents:

		June 30,	March 31,
	Facility Amount	2023	2023
	in millions
Credit Facilities:
Revolving Credit Facility due 2023 (LIBOR[1] + 3.25%)	$50.0	$—	$—
Revolving Credit Facility due 2027 (LIBOR[1] + 3.25%)	$580.0	—	—
Term Loan Facility B-5 due 2028 (LIBOR[1] + 2.25%)	$1,510.0	1,510.0	1,510.0
Term Loan Facility B-6 due 2029 (LIBOR[1] + 3.00%)	$590.0	590.0	590.0
Total Senior Secured Credit Facilities		2,100.0	2,100.0
4.25% CWP Term Loan due 2028	$435.0	435.0	435.0
Regional and other debt[2]		129.6	62.1
Total Credit Facilities		2,664.6	2,597.1
Notes:
5.75% USD Senior Secured Notes due 2027	$495.0	495.0	495.0
6.875% USD Senior Notes due 2027	$1,220.0	1,220.0	1,220.0
Total Notes		1,715.0	1,715.0
Vendor financing		260.7	221.0
Total third-party debt		4,640.3	4,533.1
Less: premiums, discounts and deferred financing costs, net		(29.0)	(30.5)
Total carrying amount of third-party debt		4,611.3	4,502.6
Less: cash and cash equivalents		(474.6)	(493.8)
Net carrying amount of third-party debt		$4,136.7	$4,008.8
1.    During May 2023, the terms of the agreements underlying the C&W Credit Facilities were amended, which resulted in (i) the replacement of LIBOR-based benchmark rates with Adjusted Term SOFR for the C&W Term Loan B-5 Facility, the C&W Term Loan B-6 Facility and the C&W Revolving Credit Facility for interest periods commencing after June 30, 2023, (ii) the modification of the provisions for determining an alternative rate of interest upon the occurrence of certain events relating to the availability of interest rate benchmarks and (iii) certain conforming changes.
2.    At June 30, 2023, this amount includes $69 million of amortizing loans which are due in three annual installments beginning in May 2024.
•At June 30, 2023, our third-party total and proportionate net debt was $4.1 billion and $3.9 billion, respectively, our Fully-swapped Borrowing Cost was 5.3%, and the average tenor of our debt obligations (excluding vendor financing) was approximately 4.6 years.
•Our portion of Adjusted OIBDA, after deducting the noncontrolling interests' share, (“Proportionate Adjusted OIBDA”) was $235 million for Q2 2023.
•C&W's Covenant Proportionate Net Leverage Ratio was 4.1x, which is calculated by annualizing the last two quarters of Covenant EBITDA in accordance with C&W's Credit Agreement.

•At June 30, 2023, we had maximum undrawn commitments of $724 million, including $94 million under our regional facilities. At June 30, 2023, the full amount of unused borrowing capacity under our credit facilities (including regional facilities) was available to be borrowed, both before and after completion of the June 30, 2023 compliance reporting requirements.

Liberty Puerto Rico (LPR) Borrowing Group
The following tables reflect preliminary unaudited selected financial results, on a consolidated Liberty Puerto Rico basis, for the periods indicated, in accordance with U.S. GAAP:

	Three months ended
	June 30,		Change
	2023	2022
	in millions, except % amounts

Revenue	$352.0	$362.8	(3)%

Operating income	$66.0	$70.3	(6)%

Adjusted OIBDA	$141.3	$146.1	(3)%

Property & equipment additions	$54.0	$46.5	16%

Operating income as a percentage of revenue	18.8%	19.4%

Adjusted OIBDA as a percentage of revenue	40.1%	40.3%

	Six months ended
	June 30,		Change
	2023	2022
	in millions, except % amounts

Revenue	$717.8	$729.5	(2)%

Operating income	$127.6	$136.0	(6)%

Adjusted OIBDA	$275.7	$286.7	(4)%

Property & equipment additions	$101.7	$91.0	12%

Operating income as a percentage of revenue	17.8%	18.6%

Adjusted OIBDA as a percentage of revenue	38.4%	39.3%

The following table details the nominal amount outstanding of Liberty Puerto Rico's third-party debt, finance lease obligations and cash and cash equivalents:

		June 30,	March 31,
	Facility amount	2023	2023
	in millions

Credit Facilities:
Revolving Credit Facility due 2027 (LIBOR[1] + 3.50%)	$172.5	$—	$—
Term Loan Facility due 2028 (LIBOR[1] + 3.75%)	$620.0	620.0	620.0
Total Senior Secured Credit Facilities		620.0	620.0
Notes:
6.75% Senior Secured Notes due 2027	$1,161.0	1,161.0	1,161.0
5.125% Senior Secured Notes due 2029	$820.0	820.0	820.0
Total Notes		1,981.0	1,981.0
Vendor financing		32.4	32.4
Finance lease obligations		5.5	5.6
Total debt and finance lease obligations		2,638.9	2,639.0
Less: premiums and deferred financing costs, net		(25.0)	(26.5)
Total carrying amount of debt		2,613.9	2,612.5
Less: cash, cash equivalents and restricted cash related to debt[2]		(21.5)	(61.0)
Net carrying amount of debt		$2,592.4	$2,551.5
1.During May 2023, the terms of the agreements underlying the LPR Credit Facilities were amended, which resulted in (i) the replacement of LIBOR-based benchmark rates with Adjusted Term SOFR for the 2028 LPR Term Loan and the LPR Revolving Credit Facility for interest periods commencing after June 30, 2023, (ii) the modification of the provisions for determining an alternative rate of interest upon the occurrence of certain events relating to the availability of interest rate benchmarks and (iii) certain conforming changes.
2.Cash amount at June 30, 2023 includes restricted cash that serves as collateral against certain lines of credit associated with the funding received from the FCC to continue to expand and improve our fixed network in Puerto Rico.
•At June 30, 2023, our Fully-swapped Borrowing Cost was 6.1% and the average tenor of our debt (excluding vendor financing) was approximately 5.1 years.
•LPR's Covenant Consolidated Net Leverage Ratio was 4.8x, which is calculated by annualizing the last two quarters of Covenant EBITDA in accordance with LPR’s Group Credit Agreement.

•At June 30, 2023, we had maximum undrawn commitments of $173 million. At June 30, 2023, the full amount of unused borrowing capacity under our revolving credit facility was available to be borrowed, both before and after completion of the June 30, 2023 compliance reporting requirements.

Liberty Costa Rica Borrowing Group
The following tables reflect preliminary unaudited selected financial results, on a consolidated Liberty Costa Rica basis, for the periods indicated, in accordance with U.S. GAAP:

	Three months ended
	June 30,		Change	Rebased change[1]
	2023	2022
	CRC in billions, except % amounts

Revenue	73.0	72.9	—%	(1%)

Operating income	13.0	10.0	30%

Adjusted OIBDA	27.1	24.1	12%	10%

Property & equipment additions	9.5	10.2	(7%)

Operating income as a percentage of revenue	17.8%	13.7%

Adjusted OIBDA as a percentage of revenue	37.1%	33.1%

	Six months ended
	June 30,		Change	Rebased change[1]
	2023	2022
	CRC in billions, except % amounts

Revenue	145.7	142.1	3%	1%

Operating income	21.4	18.2	18%

Adjusted OIBDA	52.5	43.5	21%	18%

Property & equipment additions	16.6	16.6	—%

Operating income as a percentage of revenue	14.7%	12.8%

Adjusted OIBDA as a percentage of revenue	36.0%	30.6%
1.    Indicated growth rates are rebased for the acquisition by the Liberty Costa Rica borrowing group of the B2B Costa Rican operations within our C&W borrowing group.

The following table details the borrowing currency and Costa Rican colón equivalent of the nominal amount outstanding of Liberty Costa Rica's third-party debt, finance lease obligations and cash and cash equivalents:

	June 30,		March 31,
	2023		2023
	Borrowing currency in millions	CRC equivalent in billions

10.875% Term Loan A Facility due 2031[1]	$50.0	27.3	27.1
10.875% Term Loan B Facility due 2031[1]	$400.0	218.6	216.7
Revolving Credit Facility due 2028 (SOFR[2] + 4.25%)	$60.0	—	—
Total credit facilities		245.9	243.8
Other		3.6	3.5
Finance lease obligations		1.4	1.6
Total debt and finance lease obligations		250.9	248.9
Less: deferred financing costs		(8.4)	(8.3)
Total carrying amount of debt		242.5	240.6
Less: cash and cash equivalents		(19.1)	(17.9)
Net carrying amount of debt		223.4	222.7

Exchange rate (CRC to $)		546.4	541.9
1.    From July 15, 2028 and thereafter, the interest rate is subject to increase by 0.125% per annum for each of the two Sustainability Performance Targets (as defined in the credit agreement) not achieved by Liberty Costa Rica by no later than December 31, 2027.
2.    Reference rate based on the secured overnight financing rate administered by the Federal Reserve Bank of New York.

•At June 30, 2023, our Fully-swapped Borrowing Cost was 10.9% and the average tenor of our debt was approximately 7.5 years.
•LCR's Covenant Consolidated Net Leverage Ratio was 2.2x, which is calculated by annualizing the last two quarters of Covenant EBITDA in accordance with LCR’s Credit Agreement.

•At June 30, 2023, we had maximum undrawn commitments of $60 million. At June 30, 2023, the full amount of unused borrowing capacity under our revolving credit facility was available to be borrowed, both before and after completion of the June 30, 2023 compliance reporting requirements.

Subscriber Table

	Consolidated Operating Data — June 30, 2023
	Homes Passed	Two-way Homes Passed	Fixed-line Customer Relationships	Video RGUs	Internet RGUs	Telephony RGUs	Total RGUs	Prepaid	Postpaid	Total Mobile Subscribers

C&W Caribbean:
Jamaica	696,200	696,200	341,600	130,400	321,400	315,800	767,600	1,114,100	91,300	1,205,400
The Bahamas	120,900	120,900	34,600	7,400	26,500	34,200	68,100	144,100	23,800	167,900
Trinidad and Tobago	340,900	340,900	150,200	100,700	135,800	94,600	331,100	—	—	—
Barbados	140,400	140,400	84,600	38,400	76,600	69,700	184,700	81,700	44,800	126,500
Other	350,500	330,600	216,700	73,800	191,200	113,700	378,700	322,000	114,000	436,000
Total C&W Caribbean	1,648,900	1,629,000	827,700	350,700	751,500	628,000	1,730,200	1,661,900	273,900	1,935,800
C&W Panama	848,600	848,700	257,300	161,900	220,700	210,600	593,200	1,609,600	360,600	1,970,200
Total C&W	2,497,500	2,477,700	1,085,000	512,600	972,200	838,600	2,323,400	3,271,500	634,500	3,906,000
Liberty Puerto Rico [1,2]	1,176,100	1,176,100	551,900	241,400	537,300	262,400	1,041,100	151,000	901,300	1,052,300
Liberty Costa Rica [3]	733,600	727,700	280,100	184,900	260,700	64,100	509,700	2,204,100	849,100	3,053,200
Total	4,407,200	4,381,500	1,917,000	938,900	1,770,200	1,165,100	3,874,200	5,626,600	2,384,900	8,011,500

1.Prepaid mobile subscribers include 31,500 mobile reseller subscribers.
2.Postpaid mobile subscribers include 209,300 CRUs.
3.Our homes passed in Liberty Costa Rica include 54,000 homes on a third-party network that provides us long-term access.

Glossary
Adjusted OIBDA Margin – Calculated by dividing Adjusted OIBDA by total revenue for the applicable period.
ARPU – Average revenue per unit refers to the average monthly subscription revenue (subscription revenue excludes interconnect, mobile handset sales and late fees) per average customer relationship or mobile subscriber, as applicable. ARPU per average customer relationship is calculated by dividing the average monthly subscription revenue from residential fixed and SOHO fixed services by the average of the opening and closing balances for customer relationships for the indicated period. ARPU per average mobile subscriber is calculated by dividing the average monthly mobile service revenue by the average of the opening and closing balances for mobile subscribers for the indicated period. Unless otherwise indicated, ARPU per customer relationship or mobile subscriber is not adjusted for currency impacts. ARPU per average RGU is calculated by dividing the average monthly subscription revenue from the applicable residential fixed service by the average of the opening and closing balances of the applicable RGUs for the indicated period. Unless otherwise noted, ARPU in this release is considered to be ARPU per average customer relationship or mobile subscriber, as applicable. Customer relationships, mobile subscribers and RGUs of entities acquired during the period are normalized.
Consolidated Debt and Finance Lease Obligations to Operating Income Ratio – Defined as total principal amount of debt outstanding (including liabilities related to vendor financing and and finance lease obligations) to annualized operating income from the most recent two consecutive fiscal quarters.
Consolidated Net Debt and Finance Lease Obligations to Operating Income Ratio – Defined as total principal amount of debt outstanding (including liabilities related to vendor financing and and finance lease obligations) less cash, cash equivalents and restricted cash related to debt to annualized operating income from the most recent two consecutive fiscal quarters.
CRU – Corporate responsible user.
Customer Relationships – The number of customers who receive at least one of our video, internet or telephony services that we count as RGUs, without regard to which or to how many services they subscribe. To the extent that RGU counts include equivalent billing unit (“EBU”) adjustments, we reflect corresponding adjustments to our customer relationship counts. For further information regarding our EBU calculation, see Additional General Notes below. Customer relationships generally are counted on a unique premises basis. Accordingly, if an individual receives our services in two premises (e.g., a primary home and a vacation home), that individual generally will count as two customer relationships. We exclude mobile-only customers from customer relationships.
Fully-swapped Borrowing Cost – Represents the weighted average interest rate on our debt (excluding finance leases and including vendor financing obligations), including the effects of derivative instruments, original issue premiums or discounts, which includes a discount on the convertible notes issued by Liberty Latin America associated with a conversion option feature, and commitment fees, but excluding the impact of financing costs.
Homes Passed – Homes, residential multiple dwelling units or commercial units that can be connected to our networks without materially extending the distribution plant. Certain of our homes passed counts are based on census data that can change based on either revisions to the data or from new census results.
Internet (Broadband) RGU – A home, residential multiple dwelling unit or commercial unit that receives internet services over our network.
Leverage – Our gross and net leverage ratios, each a non-GAAP measure, are defined as total debt (total principal amount of debt outstanding, including liabilities related to vendor financing and and finance lease obligations, net of projected derivative principal-related cash payments (receipts)) and net debt to annualized Adjusted OIBDA of the latest two quarters. Net debt is defined as total debt (including the convertible notes and liabilities related to vendor financing and finance lease obligations) less cash, cash equivalents and restricted cash related to debt. For purposes of these calculations, debt is measured using swapped foreign currency rates, consistent with the covenant calculation requirements of our subsidiary debt agreements.

Mobile Subscribers – Our mobile subscriber count represents the number of active subscriber identification module (“SIM”) cards in service rather than services provided. For example, if a mobile subscriber has both a data and voice plan on a smartphone this would equate to one mobile subscriber. Alternatively, a subscriber who has a voice and data plan for a mobile handset and a data plan for a laptop (via a dongle) would be counted as two mobile subscribers. Customers who do not pay a recurring monthly fee are excluded from our mobile telephony subscriber counts after periods of inactivity ranging from 30 to 90 days, based on industry standards within the respective country. In a number of countries, our mobile subscribers receive mobile services pursuant to prepaid contracts. Our Liberty Puerto Rico segment prepaid subscriber count includes mobile reseller subscribers, which represent organizations that purchase minutes and data at wholesale prices and subsequently resell it under the purchaser's brand name. These reseller subscribers result in a significantly lower ARPU than the remaining subscribers included in our prepaid balance. Additionally, our Liberty Puerto Rico segment postpaid subscriber count includes CRUs, which represent an individual receiving mobile services through an organization that has entered into a contract for mobile services with us and where the organization is responsible for the payment of the CRU’s mobile services.
NPS – Net promoter score.
Property and Equipment Addition Categories
•Customer Premises Equipment: Includes capitalizable equipment and labor, materials and other costs directly associated with the installation of such CPE;
•New Build & Upgrade: Includes capitalizable costs of network equipment, materials, labor and other costs directly associated with entering a new service area and upgrading our existing network;
•Capacity: Includes capitalizable costs for network capacity required for growth and services expansions from both existing and new customers. This category covers Core and Access parts of the network and includes, for example, fiber node splits, upstream/downstream spectrum upgrades and optical equipment additions in our international backbone connections;
•Baseline: Includes capitalizable costs of equipment, materials, labor and other costs directly associated with maintaining and supporting the business. Relates to areas such as network improvement, property and facilities, technical sites, information technology systems and fleet; and
•Product & Enablers: Discretionary capitalizable costs that include investments (i) required to support, maintain, launch or innovate in new customer products, and (ii) in infrastructure, which drive operational efficiency over the long term.
Proportionate Net Leverage Ratio (C&W) – Calculated in accordance with C&W's Credit Agreement, taking into account the ratio of outstanding indebtedness (subject to certain exclusions) less cash and cash equivalents to EBITDA (subject to certain adjustments) for the last two quarters annualized, with both indebtedness and EBITDA reduced proportionately to remove any noncontrolling interests' share of the C&W group.
Revenue Generating Unit (RGU) – RGU is separately a video RGU, internet RGU or telephony RGU. A home, residential multiple dwelling unit, or commercial unit may contain one or more RGUs. For example, if a residential customer in Puerto Rico subscribed to our video service, fixed-line telephony service and broadband internet service, the customer would constitute three RGUs. RGUs are generally counted on a unique premises basis such that a given premises does not count as more than one RGU for any given service. On the other hand, if an individual receives one of our services in two premises (e.g., a primary home and a vacation home), that individual will count as two RGUs for that service. Each bundled video, internet or telephony service is counted as a separate RGU regardless of the nature of any bundling discount or promotion. Non-paying subscribers are counted as RGUs during their free promotional service period. Some of these subscribers may choose to disconnect after their free service period. Services offered without charge on a long-term basis (e.g., VIP subscribers or free service to employees) generally are not counted as RGUs. We do not include subscriptions to mobile services in our externally reported RGU counts. In this regard, our RGU counts exclude our separately reported postpaid and prepaid mobile subscribers.
SOHO – Small office/home office customers.
Telephony RGU – A home, residential multiple dwelling unit or commercial unit that receives voice services over our network. Telephony RGUs exclude mobile subscribers.

Two-way Homes Passed – Homes passed by those sections of our networks that are technologically capable of providing two-way services, including video, internet and telephony services.
U.S. GAAP – Generally accepted accounting principles in the United States.
Video RGU – A home, residential multiple dwelling unit or commercial unit that receives our video service over our network primarily via a digital video signal while subscribing to any recurring monthly service that requires the use of encryption-enabling technology. Video RGUs that are not counted on an EBU basis are generally counted on a unique premises basis. For example, a subscriber with one or more set-top boxes that receives our video service in one premises is generally counted as just one RGU.
Additional General Notes
Most of our operations provide telephony, broadband internet, mobile data, video or other B2B services. Certain of our B2B service revenue is derived from SOHO customers that pay a premium price to receive enhanced service levels along with video, internet or telephony services that are the same or similar to the mass marketed products offered to our residential subscribers. All mass marketed products provided to SOHO customers, whether or not accompanied by enhanced service levels and/or premium prices, are included in the respective RGU and customer counts of our operations, with only those services provided at premium prices considered to be “SOHO RGUs” or “SOHO customers.” To the extent our existing customers upgrade from a residential product offering to a SOHO product offering, the number of SOHO RGUs and SOHO customers will increase, but there is no impact to our total RGU or customer counts. With the exception of our B2B SOHO customers, we generally do not count customers of B2B services as customers or RGUs for external reporting purposes.
Certain of our residential and commercial RGUs are counted on an EBU basis, including residential multiple dwelling units and commercial establishments, such as bars, hotels, and hospitals, in Puerto Rico. Our EBUs are generally calculated by dividing the bulk price charged to accounts in an area by the most prevalent price charged to non-bulk residential customers in that market for the comparable tier of service. As such, we may experience variances in our EBU counts solely as a result of changes in rates.
While we take appropriate steps to ensure that subscriber and homes passed statistics are presented on a consistent and accurate basis at any given balance sheet date, the variability from country to country in (i) the nature and pricing of products and services, (ii) the distribution platform, (iii) billing systems, (iv) bad debt collection experience and (v) other factors add complexity to the subscriber and homes passed counting process. We periodically review our subscriber and homes passed counting policies and underlying systems to improve the accuracy and consistency of the data reported on a prospective basis. Accordingly, we may from time to time make appropriate adjustments to our subscriber and homes passed statistics based on those reviews.

.
Non-GAAP Reconciliations
We include certain financial measures in this press release that are considered non-GAAP measures, including (i) Adjusted OIBDA and Adjusted OIBDA Margin, each on a consolidated basis, (ii) Adjusted Free Cash Flow, (iii) rebased revenue and rebased Adjusted OIBDA growth rates, and (iv) consolidated leverage ratios. The following sections set forth reconciliations of the nearest GAAP measure to our non-GAAP measures, as well as information on how and why management of the Company believes such information is useful to an investor.
Adjusted OIBDA
On a consolidated basis, Adjusted OIBDA, a non-GAAP measure, is the primary measure used by our chief operating decision maker to evaluate segment operating performance. Adjusted OIBDA is also a key factor that is used by our internal decision makers to determine how to allocate resources to segments. As we use the term, Adjusted OIBDA is defined as operating income or loss before share-based compensation, depreciation and amortization, provisions and provision releases related to significant litigation and impairment, restructuring and other operating items. Other operating items include (i) gains and losses on the disposition of long-lived assets, (ii) third-party costs directly associated with successful and unsuccessful acquisitions and dispositions, including legal, advisory and due diligence fees, as applicable, and (iii) other acquisition-related items, such as gains and losses on the settlement of contingent consideration. Our internal decision makers believe Adjusted OIBDA is a meaningful measure because it represents a transparent view of our recurring operating performance that is unaffected by our capital structure and allows management to (i) readily view operating trends, (ii) perform analytical comparisons and benchmarking between segments and (iii) identify strategies to improve operating performance in the different countries in which we operate. We believe our Adjusted OIBDA measure is useful to investors because it is one of the bases for comparing our performance with the performance of other companies in the same or similar industries, although our measure may not be directly comparable to similar measures used by other public companies. Adjusted OIBDA should be viewed as a measure of operating performance that is a supplement to, and not a substitute for, operating income or loss, net earnings or loss and other U.S. GAAP measures of income. A reconciliation of our operating income or loss to total Adjusted OIBDA is presented in the following table:

	Three months ended		Six months ended
	June 30,		June 30,
	2023	2022	2023	2022
	in millions

Operating income (loss)	$139.5	$(352.9)	$252.5	$(168.3)
Share-based compensation expense	24.5	31.8	53.7	61.8
Depreciation and amortization	240.5	213.3	475.1	427.4
Impairment, restructuring and other operating items, net	40.8	568.6	70.5	576.4
Adjusted OIBDA	$445.3	$460.8	$851.8	$897.3

Operating income (loss) margin[1]	12.4%	(29.0)%	11.3%	(6.9)%

Adjusted OIBDA margin[2]	39.7%	37.9%	38.3%	36.9%
1.Calculated by dividing operating income (loss) by total revenue for the applicable period.
2.Calculated by dividing Adjusted OIBDA by total revenue for the applicable period.

.
Adjusted Free Cash Flow Definition and Reconciliation
We define Adjusted Free Cash Flow (Adjusted FCF), a non-GAAP measure, as net cash provided by our operating activities, plus (i) cash payments for third-party costs directly associated with successful and unsuccessful acquisitions and dispositions, (ii) expenses financed by an intermediary, (iii) insurance recoveries related to damaged and destroyed property and equipment and (iv) certain net interest payments or receipts incurred or received, including associated derivative instrument payments and receipts, in advance of a significant acquisition, less (a) capital expenditures, net, (b) principal payments on amounts financed by vendors and intermediaries, (c) principal payments on finance leases, and (d) distributions to noncontrolling interest owners. We believe that our presentation of Adjusted FCF provides useful information to our investors because this measure can be used to gauge our ability to service debt and fund new investment opportunities. Adjusted FCF should not be understood to represent our ability to fund discretionary amounts, as we have various mandatory and contractual obligations, including debt repayments, which are not deducted to arrive at this amount. Investors should view Adjusted FCF as a supplement to, and not a substitute for, U.S. GAAP measures of liquidity included in our consolidated statements of cash flows.
The following table provides the reconciliation of our net cash provided by operating activities to Adjusted FCF for the indicated period:

	Three months ended		Six months ended
	June 30,		June 30,
	2023	2022	2023	2022
	in millions

Net cash provided by operating activities	$225.6	$224.8	$288.0	$347.1
Cash payments for direct acquisition and disposition costs	2.1	1.4	3.5	3.1
Expenses financed by an intermediary[1]	52.6	47.7	93.9	79.4
Capital expenditures, net	(159.0)	(154.9)	(273.1)	(319.1)
Principal payments on amounts financed by vendors and intermediaries	(49.2)	(46.4)	(89.4)	(93.7)
Pre-acquisition interest payments, net[2]	—	2.4	—	2.4
Principal payments on finance leases	(0.3)	—	(0.5)	(0.2)
Adjusted FCF before distributions to noncontrolling interest owners	71.8	75.0	22.4	19.0
Distributions to noncontrolling interest owners	(40.8)	(1.9)	(41.2)	(1.9)
Adjusted FCF	$31.0	$73.1	$(18.8)	$17.1
1.For purposes of our condensed consolidated statements of cash flows, expenses, including value-added taxes, financed by an intermediary are treated as operating cash outflows and financing cash inflows when the expenses are incurred. When we pay the financing intermediary, we record financing cash outflows in our condensed consolidated statements of cash flows. For purposes of our Adjusted FCF definition, we add back the operating cash outflows when these financed expenses are incurred and deduct the financing cash outflows when we pay the financing intermediary.
2.The amounts for the 2022 periods relate to the portion of interest paid that relates to the pre-acquisition debt for the Claro Panama Acquisition.

.
Rebase Information
Rebase growth rates are a non-GAAP measure. For purposes of calculating rebased growth rates on a comparable basis for all businesses that we owned during the current year, we have adjusted our historical revenue and Adjusted OIBDA to include or exclude the pre-acquisition amounts of acquired, disposed or transferred business, as applicable, to the same extent they are included or excluded from the current year. The businesses that were acquired, disposed or transferred impacting the comparative periods are as follows:
i.Claro Panama, which was acquired on July 1, 2022;
ii.VTR, which was deconsolidated as of October 6, 2022; and
iii.the January 2023 acquisition by our Liberty Costa Rica segment of the B2B Costa Rican operations within our Liberty Networks segment.
In addition, we reflect the translation of our rebased amounts for the prior-year periods at the applicable average foreign currency exchange rates that were used to translate our results for the corresponding current-year periods.

We have reflected the revenue and Adjusted OIBDA of acquired entities in our prior-year rebased amounts based on what we believe to be the most reliable information that is currently available to us (generally pre-acquisition financial statements), as adjusted for the estimated effects of (a) any significant differences between U.S. GAAP and local generally accepted accounting principles, (b) any significant effects of acquisition accounting adjustments, (c) any significant differences between our accounting policies and those of the acquired entities and (d) other items we deem appropriate. We do not adjust pre-acquisition periods to eliminate nonrecurring items or to give retroactive effect to any changes in estimates that might be implemented during post-acquisition periods. As we did not own or operate the acquired entities during the pre-acquisition periods, no assurance can be given that we have identified all adjustments necessary to present their revenue and Adjusted OIBDA on a basis that is comparable to the corresponding post-acquisition amounts that are included in our historical results or that the pre-acquisition financial statements we have relied upon do not contain undetected errors. In addition, the rebased growth percentages are not necessarily indicative of the revenue and Adjusted OIBDA that would have occurred if these transactions had occurred on the dates assumed for purposes of calculating our rebased amounts or the revenue and Adjusted OIBDA that will occur in the future. The rebased growth percentages have been presented as a basis for assessing growth rates on a comparable basis and should be viewed as measures of operating performance that are a supplement to, and not a substitute for, U.S. GAAP reported growth rates.

The following tables provide the aforementioned adjustments made to the revenue and Adjusted OIBDA amounts for the periods indicated, to derive our rebased growth rates. Due to rounding, certain rebased growth rate percentages may not recalculate.

In the tables set forth below:
•reported percentage changes are calculated as current period measure, as applicable, less prior-period measure divided by prior-period measure; and
•rebased percentage changes are calculated as current period measure, as applicable, less rebased prior-period measure divided by rebased prior-period measure.

.

The following tables set forth the reconciliation from reported revenue to rebased revenue and related change calculations.

	Three months ended June 30, 2022
	C&W Caribbean	C&W Panama	Liberty Networks	Liberty Puerto Rico	Liberty Costa Rica	VTR	Corporate	Intersegment eliminations	Total
	In millions

Revenue – Reported	$355.6	$141.6	$116.4	$362.8	$108.0	$150.0	$5.5	$(23.7)	$1,216.2
Rebase adjustments:
Acquisition	—	33.1	—	—	—	—	—	—	33.1
Disposition	—	—	—	—	—	(150.0)	—	—	(150.0)
Foreign currency	0.8	—	(2.1)	—	26.9	—	—	(0.2)	25.4
Other[1]	—	—	(1.6)	—	1.6	—	—	—	—
Revenue – Rebased	$356.4	$174.7	$112.7	$362.8	$136.5	$—	$5.5	$(23.9)	$1,124.7

Reported percentage change	—%	28%	2%	(3)%	25%	N.M.	2%	N.M.	(8)%

Rebased percentage change	—%	4%	5%	(3)%	(1)%	N.M.	2%	N.M.	—%
N.M. – Not Meaningful.

	Six months ended June 30, 2022
	C&W Caribbean	C&W Panama	Liberty Networks	Liberty Puerto Rico	Liberty Costa Rica	VTR	Corporate	Intersegment eliminations	Total
	In millions

Revenue – Reported	$710.4	$268.8	$224.0	$729.5	$215.4	$320.8	$11.1	$(47.6)	$2,432.4
Rebase adjustments:
Acquisitions	—	64.3	—	—	—	—	—	—	64.3
Disposition	—	—	—	—	—	(320.8)	—	—	(320.8)
Foreign currency	2.1	—	(5.3)	—	42.6	—	—	—	39.4
Other[1]	—	—	(3.2)	—	3.2	—	—	—	—
Revenue – Rebased	$712.5	$333.1	$215.5	$729.5	$261.2	$—	$11.1	$(47.6)	$2,215.3

Reported percentage change	—%	29%	1%	(2)%	23%	N.M.	8%	N.M.	(8)%

Rebased percentage change	—%	4%	5%	(2)%	1%	N.M.	8%	N.M.	1%
N.M. – Not Meaningful.
1.On January 1, 2023, the B2B Costa Rican operation within our Liberty Networks segment was acquired by our Liberty Costa Rica segment. This acquisition did not have a significant impact on the financial results of our Liberty Networks or Liberty Costa Rica segments.

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The following tables set forth the reconciliation from reported Adjusted OIBDA to rebased Adjusted OIBDA and related change calculations.

	Three months ended June 30, 2022
	C&W Caribbean	C&W Panama	Liberty Networks	Liberty Puerto Rico	Liberty Costa Rica	VTR	Corporate	Total
	In millions

Adjusted OIBDA – Reported	$134.5	$44.4	$75.1	$146.1	$35.6	$37.9	$(12.8)	$460.8
Rebase adjustments:
Acquisition	—	(3.0)	—	—	—	—	—	(3.0)
Disposition	—	—	—	—	—	(37.9)	(0.5)	(38.4)
Foreign currency	0.5	—	(0.8)	—	8.8	—	—	8.5
Other[1]	—	—	(0.9)	—	0.9	—	—	—
Adjusted OIBDA – Rebased	$135.0	$41.4	$73.4	$146.1	$45.3	$—	$(13.3)	$427.9

Reported percentage change	9%	33%	(4)%	(3)%	41%	N.M.	(84)%	(3)%

Rebased percentage change	8%	42%	(2)%	(3)%	10%	N.M.	(81)%	4%
N.M. – Not Meaningful.

	Six months ended June 30, 2022
	C&W Caribbean	C&W Panama	Liberty Networks	Liberty Puerto Rico	Liberty Costa Rica	VTR	Corporate	Total
	In millions

Adjusted OIBDA – Reported	$264.4	$84.9	$137.7	$286.7	$65.8	$84.4	$(26.6)	$897.3
Rebase adjustments:
Acquisitions	—	(6.0)	—	—	—	—	—	(6.0)
Disposition	—	—	—	—	—	(84.4)	(0.9)	(85.3)
Foreign currency	0.8	—	(1.6)	—	13.2	—	—	12.4
Other[1]	—	—	(1.7)	—	1.7	—	—	—
Adjusted OIBDA – Rebased	$265.2	$78.9	$134.4	$286.7	$80.7	$—	$(27.5)	$818.4

Reported percentage change	8%	21%	(1)%	(4)%	45%	N.M.	(65)%	(5)%

Rebased percentage change	8%	30%	1%	(4)%	18%	N.M.	(62)%	4%
N.M. – Not Meaningful.
1.On January 1, 2023, the B2B Costa Rican operation within our Liberty Networks segment was acquired by our Liberty Costa Rica segment. This acquisition did not have a significant impact on the financial results of our Liberty Networks or Liberty Costa Rica segments.

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The following tables set forth the reconciliations from reported revenue by product for our C&W Caribbean segment to rebased revenue by product and related change calculations.

	Three months ended June 30, 2022
	Residential fixed revenue	Residential mobile revenue	Total residential revenue	B2B revenue	Total revenue
	In millions

Revenue by product – Reported	$128.1	$93.9	$222.0	$133.6	$355.6
Rebase adjustment:
Foreign currency	—	0.3	0.3	0.5	0.8
Revenue by product – Rebased	$128.1	$94.2	$222.3	$134.1	$356.4

Reported percentage change	1%	6%	3%	(5)%	—%

Rebased percentage change	1%	6%	3%	(5)%	—%

	Six months ended June 30, 2022
	Residential fixed revenue	Residential mobile revenue	Total residential revenue	B2B revenue	Total revenue
	In millions

Revenue by product – Reported	$258.9	$184.9	$443.8	$266.6	$710.4
Rebase adjustment:
Foreign currency	0.6	0.6	1.2	0.9	2.1
Revenue by product – Rebased	$259.5	$185.5	$445.0	$267.5	$712.5

Reported percentage change	(1)%	9%	3%	(5)%	—%

Rebased percentage change	(1)%	8%	3%	(5)%	—%

The following tables set forth the reconciliations from reported revenue by product for our C&W Panama segment to rebased revenue by product and related change calculations.

	Three months ended June 30, 2022
	Residential fixed revenue	Residential mobile revenue	Total residential revenue	B2B revenue	Total revenue
	In millions

Revenue by product – Reported	$25.9	$55.0	$80.9	$60.7	$141.6
Rebase adjustment:
Acquisition	2.0	25.1	27.1	6.0	33.1
Revenue by product – Rebased	$27.9	$80.1	$108.0	$66.7	$174.7

Reported percentage change	16%	44%	35%	17%	28%

Rebased percentage change	8%	(1)%	1%	7%	4%

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	Six months ended June 30, 2022
	Residential fixed revenue	Residential mobile revenue	Total residential revenue	B2B revenue	Total revenue
	In millions

Revenue by product – Reported	$51.8	$108.4	$160.2	$108.6	$268.8
Rebase adjustment:
Acquisition	4.0	48.8	52.8	11.5	64.3
Revenue by product – Rebased	$55.8	$157.2	$213.0	$120.1	$333.1

Reported percentage change	15%	45%	36%	18%	29%

Rebased percentage change	7%	—%	2%	7%	4%

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Non-GAAP Reconciliation for Consolidated Leverage Ratios
We have set forth below our consolidated leverage and net leverage ratios. Our consolidated leverage and net leverage ratios (Consolidated Leverage Ratios), each a non-GAAP measure, are defined as (i) the principal amount of debt and finance lease obligations less cash and cash equivalents and restricted cash related to debt divided by (ii) last two quarters of annualized Adjusted OIBDA as of June 30, 2023. We generally use Adjusted OIBDA for the last two quarters annualized when calculating our Consolidated Leverage Ratios to maintain as much consistency as possible with the calculations established by our debt covenants included in the credit facilities or bond indentures for our respective borrowing groups, which are predominantly determined on a last two quarters annualized basis. For purposes of these calculations, adjusted total debt and finance lease obligations is measured using swapped foreign currency rates. We believe our consolidated leverage and net leverage ratios are useful because they allow our investors to consider the aggregate leverage on the business inclusive of any leverage at the Liberty Latin America level, not just at each of our operations. Investors should view consolidated leverage and net leverage as supplements to, and not substitutes for, the ratios calculated based upon measures presented in accordance with U.S. GAAP. Reconciliations of the numerator and denominator used to calculate the consolidated leverage and net leverage ratios as of June 30, 2023 and March 31, 2023 are set forth below:

	June 30, 2023		March 31, 2023
	in millions, except leverage ratios

Total debt and finance lease obligations	$7,958.4		$7,915.2
Discounts, premiums and deferred financing costs, net	83.5		94.5
Adjusted total debt and finance lease obligations	8,041.9		8,009.7
Less:
Cash and cash equivalents	632.9		671.8
Restricted cash related to debt[1]	8.0		—
Net debt and finance lease obligations	$7,409.0		$7,337.9

Operating income[2]:
Operating income for the three months ended December 31, 2022	N/A		$109.5
Operating income for the three months ended March 31, 2023	$113.0		113.0
Operating income for the three months ended June 30, 2023	139.5		N/A
Operating income – last two quarters	252.5		222.5
Annualized operating income – last two quarters annualized	$505.0		$445.0
Adjusted OIBDA[3]:
Adjusted OIBDA for the three months ended December 31, 2022	N/A		$405.2
Adjusted OIBDA for the three months ended March 31, 2023	$406.5		406.5
Adjusted OIBDA for the three months ended June 30, 2023	445.3		N/A
Adjusted OIBDA – last two quarters	$851.8		$811.7
Annualized Adjusted OIBDA – last two quarters annualized	$1,703.6		$1,623.4

Consolidated debt and finance lease obligations to operating income ratio	15.8	x	17.8	x
Consolidated net debt and finance lease obligations to operating income ratio	14.5	x	16.3	x
Consolidated leverage ratio	4.7	x	4.9	x
Consolidated net leverage ratio	4.3	x	4.5	x
N/A – Not Applicable.
1.Amount relates to restricted cash at Liberty Puerto Rico that serves as collateral against certain lines of credit associated with the funding received from the FCC to continue to expand and improve our fixed network in Puerto Rico.

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2.Operating income or loss is the closest U.S. GAAP measure to Adjusted OIBDA, as discussed in Adjusted OIBDA above. Accordingly, we have presented consolidated debt and finance lease obligations to operating income and consolidated net debt and finance lease obligations to operating income as the most directly comparable financial ratios to our non-GAAP consolidated leverage and consolidated net leverage ratios.
3.Adjusted OIBDA is a non-GAAP measure. See Adjusted OIBDA above for reconciliation of Adjusted OIBDA to the nearest U.S. GAAP measure for the three months ended June 30, 2023. A reconciliation of our operating income to Adjusted OIBDA for the three months ended December 31, 2022 and March 31, 2023 is presented in the following table:

	Three months ended
	March 31, 2023	December 31, 2022
	in millions

Operating income	$113.0	$109.5
Share-based compensation expense	29.2	10.9
Depreciation and amortization	234.6	249.0
Impairment, restructuring and other operating items, net	29.7	35.8
Adjusted OIBDA	$406.5	$405.2

Non-GAAP Reconciliations for Our Borrowing Groups
The financial statements of each of our borrowing groups are prepared in accordance with U.S. GAAP. We include certain financial measures for our C&W, Liberty Puerto Rico and Liberty Costa Rica borrowing groups in this press release that are considered non-GAAP measures, including: (i) Adjusted OIBDA; (ii) Adjusted OIBDA Margin; (iii) Proportionate Adjusted OIBDA, (iv) rebased revenue and (v) rebased Adjusted OIBDA.
Adjusted OIBDA is defined as operating income or loss before share-based compensation, depreciation and amortization, related-party fees and allocations, provisions and provision releases related to significant litigation and impairment, restructuring and other operating items. Proportionate Adjusted OIBDA is defined as Adjusted OIBDA less the noncontrolling interests' share of Adjusted OIBDA. We believe these measures at the borrowing group level are useful to investors because they are one of the bases for comparing our performance with the performance of other companies in the same or similar industries, although our measures may not be directly comparable to similar measures used by other public companies. These measures should be viewed as measures of operating performance that are a supplement to, and not a substitute for, operating income or loss, net earnings or loss and other U.S. GAAP measures of income.
A reconciliation of C&W's operating income (loss) to Adjusted OIBDA and Proportionate Adjusted OIBDA is presented in the following table:

	Three months ended		Six months ended
	June 30,		June 30,
	2023	2022	2023	2022
	in millions

Operating income (loss)	$54.2	$(462.4)	$114.8	$(388.8)
Share-based compensation expense	7.7	9.9	13.9	18.4
Depreciation and amortization	150.6	132.8	298.2	270.3
Related-party fees and allocations	28.2	14.2	43.6	24.1
Impairment, restructuring and other operating items, net	37.0	559.5	54.2	563.0
Adjusted OIBDA	277.7	254.0	524.7	487.0
Noncontrolling interests' share of Adjusted OIBDA	42.9	35.0	77.9	67.8
Proportionate Adjusted OIBDA	$234.8	$219.0	$446.8	$419.2

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A reconciliation of Liberty Puerto Rico's operating income to Adjusted OIBDA is presented in the following table:

	Three months ended		Six months ended
	June 30,		June 30,
	2023	2022	2023	2022
	in millions

Operating income	$66.0	$70.3	$127.6	$136.0
Share-based compensation expense	1.7	1.6	3.5	4.8
Depreciation and amortization	58.8	58.4	114.7	116.1
Related-party fees and allocations	12.4	15.3	24.5	27.9
Impairment, restructuring and other operating items, net	2.4	0.5	5.4	1.9
Adjusted OIBDA	$141.3	$146.1	$275.7	$286.7
A reconciliation of Liberty Costa Rica's operating income to Adjusted OIBDA is presented in the following table:

	Three months ended		Six months ended
	June 30,		June 30,
	2023	2022	2023	2022
	CRC in billions

Operating income	13.0	10.0	21.4	18.2
Share-based compensation expense	0.2	0.3	0.3	0.9
Depreciation and amortization	13.6	13.0	26.4	23.5
Related-party fees and allocations	0.3	0.4	0.6	0.7
Impairment, restructuring and other operating items, net	—	0.4	3.8	0.2
Adjusted OIBDA	27.1	24.1	52.5	43.5

The following tables set forth the reconciliations from reported revenue for our C&W borrowing group to rebased revenue and related change calculations (USD in millions).

	Three months ended June 30, 2022	Six months ended June 30, 2022
	In millions

Revenue – Reported	$594.1	$1,164.2
Rebase adjustments:
Acquisition	33.1	64.3
Foreign currency	(1.2)	(3.1)
Other[1]	(1.6)	(3.2)
Revenue – Rebased	$624.4	$1,222.2

Reported percentage change	7%	7%

Rebased percentage change	2%	2%
1.On January 1, 2023, the B2B Costa Rican operation within our C&W borrowing group was sold to our Liberty Costa Rica borrowing group. This sale did not have a significant impact on the financial results of our C&W borrowing group.

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The following table sets forth the reconciliation from Adjusted OIBDA for our C&W borrowing group to rebased Adjusted OIBDA and related change calculations.

	Three months ended June 30, 2022	Six months ended June 30, 2022
	In millions

Adjusted OIBDA – Reported	$254.0	$487.0
Rebase adjustments:
Acquisition	(3.0)	(6.0)
Foreign currency	(0.3)	(0.8)
Other[1]	(0.9)	(1.7)
Adjusted OIBDA – Rebased	$249.8	$478.5

Reported percentage change	9%	8%

Rebased percentage change	11%	10%
1.On January 1, 2023, the B2B Costa Rican operation within our C&W borrowing group was sold to our Liberty Costa Rica borrowing group. This sale did not have a significant impact on the financial results of our C&W borrowing group.

The following table sets forth the reconciliations from reported revenue for our Liberty Costa Rica borrowing group to rebased revenue and related change calculations.

	Three months ended June 30, 2022	Six months ended June 30, 2022
	CRC in billions

Revenue – As reported	72.9	142.1
Rebased adjustment – Other[1]	0.9	1.8
Revenue – As rebased	73.8	143.9

Reported percent change	—%	3%

Rebased percent change	(1)%	1%
1.On January 1, 2023, the B2B Costa Rican operation within our C&W borrowing group was acquired by our Liberty Costa Rica borrowing group. This acquisition did not have a significant impact on the financial results of Liberty Costa Rica.
The following table sets forth the reconciliations from reported Adjusted OIBDA for our Liberty Costa Rica borrowing group to rebased Adjusted OIBDA and related change calculations.

	Three months ended June 30, 2022	Six months ended June 30, 2022
	CRC in billions

Adjusted OIBDA – Reported	24.1	43.5
Rebased adjustment – Other[1]	0.5	1.0
Adjusted OIBDA – Rebased	24.6	44.5

Reported percent change	12%	21%

Rebased percent change	10%	18%
1.On January 1, 2023, the B2B Costa Rican operation within our C&W borrowing group was acquired by our Liberty Costa Rica borrowing group. This acquisition did not have a significant impact on the financial results of Liberty Costa Rica.